Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez	Brian R. Evans
Vice President-Corporate Relations, The GEO Group, Inc.	Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

George C. Zoley	J. David Donahue
Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Senior Vice President & President-GEO Corrections and Detention, The GEO Group, Inc.

OTHER PARTICIPANTS

Ryan Meliker	Brendan Gerald Baker
Analyst, Canaccord Genuity, Inc.	Analyst, Mondrian Investment Partners Ltd.

Tobey Sommer	Michael Kodesch
Analyst, SunTrust Robinson Humphrey, Inc.	Analyst, Canaccord Genuity, Inc.

Kevin A. McClure
Analyst, Wells Fargo Securities LLC

Management Discussion Section

Operator

Good morning and welcome to The GEO Group Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Pablo Paez. Please go ahead.

Pablo E. Paez

Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today. Hosting today’s call will be George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Corrections & Detention.

Before I turn the call over to George, let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws.

Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q, and 8-K reports. Following today’s prepared remarks, we will be conducting a question-and-answer session for investors and analysts. We will, however, not be taking any questions from the media during this call.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thanks, Pablo, and good morning to everyone, and thank you for joining us on this call. As you are aware, yesterday morning, the Department of Justice made an announcement related to the Federal Bureau of Prisons facilities which are currently under private contracts.

In its announcement, the DOJ expressed concerns over the quality of operations at BOP-contracted facilities and directed the BOP to evaluate the future renewals of private contracts. While we are disappointed with the DOJ announcement, it is important to emphasize that this decision is not expected to have an imminent material impact on GEO and it does not impact our financial guidance for 2016.

Based on operational quality considerations, the BOP will continue on a case-by-case basis to determine whether to extend contracts at the end of each facility’s current contract period. We believe it is extremely important to understand both the quality and metrics, as well as the renewal terms of our BOP facilities in order to ascertain the realistic risk to our company from yesterday’s DOJ announcement.

Our company has enjoyed a long-standing public-private partnership with the Federal Bureau of Prisons dating back to the 1990s, and we take great pride in the operational quality of our owned and managed BOP facilities.

We currently own and manage five federal prisons on behalf of BOP, totaling approximately 11,000 beds. Additionally, we have a modest management fee arrangement with Reeves County, Texas for the 3,700-bed county-owned Reeves County Detention Center. Our BOP facilities generate approximately 14% of our annual operating revenues. We believe that all of our BOP facilities meet or exceed quality standards comparable to government-operated facilities. All of our BOP facilities are independently audited based on standards and requirements set by the BOP, and the agency employs on-site contract monitors at all of our BOP facilities.

Our 1,900-bed Great Plains Facility in Oklahoma was activated under a new 10-year contract with the BOP just last year, and it’s current base term extends to May 2020 with an additional five one-year options extending through May of 2025.

Our 1,800-bed Moshannon Valley Facility in Pennsylvania was also recently awarded a new 10-year contract by the BOP, with a base term that extends to March of 2021 and additional five one-year options extending through March 2026. Our Moshannon Valley Facility received exceptional and very good ratings, the two highest grades across all audited areas during the most recent audit of the facility by the BOP.

In addition to these two facilities, as we announced this morning, our 2,500-bed D. Ray James Facility in Georgia is under negotiation with the BOP for a renewal term into 2018. Like our Moshannon Valley Facility, our D. Ray James Facility received exceptional and very good ratings across all audited areas during its most recent BOP audit.

Of our other BOP facilities, our 1,400-bed Rivers Facility in North Carolina has a current base term that extends to March 2017, plus three two-year options. Similar to our other BOP facilities, our Rivers Facility received exceptional and very good ratings across all audited areas during its most recent BOP audit.

Finally, our 3,500-bed Big Spring Facility in Texas is currently being rebid under what is commonly known as CAR 16 procurement, and its contract expires at the end of March 2017. Additionally, the 3,700-bed Reeves County-owned facility is being competed under CAR 16.

Simultaneously with yesterday’s announcement, the BOP announced that CAR 16 procurement would be downsized from approximately 10,000 beds to 3,600 beds, and that the facilities under procurement would need to be located in the State of Texas, and I believe the limit to any individual contract is approximately 1,800 beds.

We are hopeful of retaining our contract for the GEO-owned Big Spring Facility and believe that strong consideration will be given to the quality of operations at the facilities that are currently part of this bid. Like our other BOP facilities, Big Spring has received exceptional very good ratings across all audited areas during its most recent BOP audit. We are also supportive of the Reeves County rebid submission.

Given the current contract terms of our facilities and the high quality of our BOP operations as evidenced by the most recent audits conducted of our facilities by the BOP, we are hopeful that the risks associated with yesterday’s DOJ announcement are significantly mitigated.

Similarly, we do not have any reason to expect any impact from yesterday’s announcement on our state contracts or any of our federal contracts, which entail the provision of diversified services including immigration processing centers, pretrial, detention for U.S. Marshals, community reentry, halfway houses and electronic monitoring services. In fact, we believe that our broad diversification in the United States, as well as our operations in the international markets better positions us to mitigate risks and continue to pursue growth opportunities.

Our comprehensive GEO Continuum of Care platform will allow us to grow across a diversified range of market segments. Our Reentry and Electronics Monitoring divisions have continued to steadily grow over the last couple of years, and we expect the trend to continue to go forward.

Similarly, our international markets, in particular Australia, continue to experience significant growth. In the fourth quarter of 2017, we are scheduled to activate our partially owned Ravenhall Prison project in the State of Victoria, which will add $75 million in annualized revenues, and we are currently pursuing a similar opportunity in New South Wales, Australia.

Two of our facilities, the Adelanto Facility in California and the Kingman Facility in Arizona, experienced start-up activity during 2016 of this year and will be normalized on a fully annualized basis for 2017.

Additionally, the participation under our ISAP contract with ICE has increased significantly and reached an average of 53,000 participants, which is expected to continue to drive growth in 2017.

For all of these reasons, we don’t expect yesterday’s announcement to impact our dividend payments which currently represent less than 72% of our annual AFFO. Further, we expect no impact on our debt covenants and we currently have significant liquidity to preserve new growth projects across our diversified platform of real estate programmatic services.

We look forward to continue our partnership with the BOP as well as all of our government partners, and our board and management remain focused on achieving the highest quality of operation at all of our facilities.

Additionally, we remain optimistic about our continued efforts to provide industry-leading rehabilitation programs and reentry services through our GEO Continuum of Care, which we believe gives our company a competitive advantage when pursuing new projects.

We believe that this unique platform better positions GEO to capture future growth, enhancing value for our shareholders, and allowing us to continue to grow our earnings, cash flows, and dividend payments.

At this time, we would like to open the call to your questions. [Operator Instructions]

Question And Answer Section

Operator

The first question is from Ryan Meliker at Canaccord Genuity.

Ryan Meliker

Analyst, Canaccord Genuity, Inc.

Hey. Thanks for taking my question, guys. I had a couple of things. First of all, I’m just wanting to know – you guys had, obviously, the announcement surrounding the D. Ray James Facility this morning and then kind of an updated announcement. Can you give us any color in terms what changed there? What was it just that you got a call from the BOP saying, we can’t announce this yet, or was it that there are particular provisions that hadn’t been worked out yet?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

They were not clear as to what the reasonings are. The way it’s been left is we have a written commitment of interest to extend the contract. The option was to accept all terms and conditions as they were. It looks like the BOP would like to discuss the terms and conditions of the extension, and that’s all we know at this time.

Ryan Meliker

Analyst, Canaccord Genuity, Inc.

Okay, that’s helpful. And then the second question I had, we’re getting a lot of questions here about how this might spread to U.S. Marshals. Obviously, the U.S. Marshals is also under the Department of Justice jurisdiction. Can you give us any color into what your understanding of how the DOJ is looking at this and why you don’t believe that it’s likely to spread to U.S. Marshals?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, we don’t really have a true insight into what the DOJ is thinking. But to compare the two organizations, BOP actually runs their own facilities. They’re an operator, a correctional operator. And I would just add there, they’re probably arguably the finest correctional organization in the world. The U.S. Marshals Service contracts all of their bed space, predominantly, with jails across the country and in some cases with private companies like ourselves in certain locations, and sometimes we use former jails in cooperation with that local community. So, I don’t really see a direct analogy between the two situations.

Ryan Meliker

Analyst, Canaccord Genuity, Inc.

Right, and my understanding, and correct me if I’m wrong, but with U.S. Marshals, a lot of the prisoners that are, I guess, controlled by U.S. Marshals are undergoing trial, and therefore they have to be close to a particular trial courtroom.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

They have locations where the CAR facility could have been anywhere in the country for the most part.

Ryan Meliker

Analyst, Canaccord Genuity, Inc.

Right. So, that limits your ability to necessarily move those prisoners out to somewhere else, which I think – would imagine has an impact on U.S. Marshalls.

The third thing I want to ask you is if you could talk a little about was GEO Care and your alternative incarcerations business. If I recall correctly, that’s close to 20% of your EBITDA today. I guess, in a situation where this did spread, do you think it – do you think this type of change of use of private prisons could spread without sentencing reform just given the lack of beds across the country? And then if you had sentencing reform, do you think GEO Care would benefit substantially?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

With sentencing reform, we expect greater use of the GEO Care reentry facilities, and those locations are very difficult to establish. We are only about, I believe, by bed count, the second largest provider at this time. So we don’t foresee any negative impact to those operations.

Ryan Meliker

Analyst, Canaccord Genuity, Inc.

Okay. And then the last thing I have, this is for Brian, can you walk us through some of your major covenants with regards to your debt and where you stand today? If I recall correctly, I think that one of the ones that stand out to me is, I think, 6.5 times debt-to-EBITDA, and you guys are around 4.7 times today. Are there any others that stand out that you guys – what would it take – you’re talking about 50% reduction in EBITDA – to really trigger a covenant breach?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, I mean, our senior credit facility, as you mentioned, the maximum is 6.25 times. We’re at 4.7 times. With growth, we expect that to moderate at that level or come down. We have about $350 million to $400 million in capacity under our revolver. I think George has talked in previous conference calls about the growth opportunities. He mentioned Ravenhall will require approximately an $80 million capital infusion. And that’s a contract that we’ve already been awarded.

The Grafton project, which is another similar-sized facility in Australia, which is in a competitive procurement right now, would require a similar-sized capital investment. And then, we’ve also talked about the Houston bid which we are actively pursuing, which would be about a $100 million capital investment. So there is no – none of this affects our credit rate, our covenants with our agreements, and we’re fully in compliance and don’t expect any change as a result of this announcement.

Ryan Meliker

Analyst, Canaccord Genuity, Inc.

Okay. No changes as a result of this announcement. That’s helpful. All right, that’s it for me. I’ll get back in queue with anything else. Thanks, guys.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yeah, thank you. [Operator Instructions]

Operator

Our next question is from Tobey Sommer at SunTrust.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you. Some of the high ratings that you cited in your prepared remarks, I wonder if those are inclusive of BOP-owned and operated facilities, or are those rankings and high ratings just for outsourced facilities?

J. David Donahue

Senior Vice President & President-GEO Corrections and Detention, The GEO Group, Inc.

Tobey, this is Dave. Our ratings are specific to our facilities, and the Bureau of Prisons has a different metrics program relative to their own oversight and evaluations of their units. So, when George spoke of the exceptional ratings we were provided, those are Bureau of Prisons subject matter experts visiting our facilities, measuring performance, and then providing us the ratings associated with their observations.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

And they do that every year.

J. David Donahue

Senior Vice President & President-GEO Corrections and Detention, The GEO Group, Inc.

And it is an annual event.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. Is there a way to cross-reference the quality of outsourced facilities, and compare it to the BOPs own portfolio, and how those facilities are measured in terms of the same quality metrics?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, the comparison is a difficult undertaking because in the private sector, there’s these 14 criminal alien facilities that are privately managed, and the populations in the facilities are 100% exclusively criminal aliens. There is no such counterpart in the BOP side

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Right.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

There is no such facility that the BOP has 100% criminal aliens. Their population is distributed throughout all of their facilities. And so, we respectfully take issue with the study that was done by comparison because we were not compared to a comparable facility.

As you’ve heard us say that the ratings we’ve received by BOP staff in reviewing what’s going on at our facilities given the challenges of the populations we’re dealing with, we’ve done very well. We’ve done a very good professional job. But if you just compare us to a vanilla facility that doesn’t have extensive gang membership and is prone to violence, then maybe we won’t compare so well.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Understood. Thank you. Shifting gears, and I had a question about U.S. Marshals and ICE, if we were to think about alternatives to their current business models today such as perhaps using jails more extensively as they did in the past, would those alternatives by and large be more expensive than their current business models that incorporate greater usage of private prisons?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, they’ve pulled out of the jails as jails became overcrowded themselves. Local communities had to build new jails. And in some cases, we took over the old jails and made it available for like Marshals prisoners. So, the first issue would be whether the local community even had the bed capacity to make such a switch.

And in some cases, we’ve had to build – because there was no local capacity, we’ve had to build the facilities ourselves. In most cases, and I can’t really think of any, I don’t know where there is immediately available bed space for the Marshals to make a switch to another local government facility.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

And in the case of ICE, would the presence of courts and administrative officers on premise, create sort of an additional complication?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yeah. ICE also has to be in particular locations and they usually involve a lot of offices for staff [ph] to – that run across in center activities. So, they are very complicated operations, and they have to be located in particular locations.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay, kind of shifting gears a bit. Brian, what’s the company’s discretionary cash flow available to it at this point, considering dividends and so forth?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

What I stated before, I think our – it’s about $40 million to $50 million in capital above our dividend payment. We have very nominal debt repayment, requirements, so probably in the $40 million to $50 million range per year.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay, thank you. And kind of maybe shifting gears again,, what’s the timing of – you mentioned the ICE Houston facility – over the next, I don’t know, two to four months, what are some catalyst that we may be able to think about on the calendar? Thank you.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, the only one we’ve really discussed publicly that is pending award is the Houston procurement. It’s for a 1,000-bed facility. And we’ll be actively involved in the [indiscernible] (23:38-23:45)...

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

It’s not in the work – we’re getting the proposed process in Australia for that. [indiscernible] (23:43).

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay, thank you. I’ll get back in the queue.

Operator

The next question is from Kevin McClure of Wells Fargo.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Good morning. Thank you for taking my questions. Looking at your contract expiration, I wanted to dig down into Great Plains and Moshannon Valley. They’re about 80% occupied time. Can you remind me about the contract terms? I believe you only are paid for the occupancy of the facility, so in other words, is the – DOJ or the BOP were to determine at a later point in time, yes, our contract is not up for renewal until 2020, 2021, but we have space inside our own facilities. We can in-source everybody today and just have that vacant capacity at our disposal. Is that true or is there like a minimum occupancy guarantee?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

At the Moshannon Valley Facility and the Great Plains Correctional Facility, both of those are the most recent BOP rebid and reaward. As George mentioned, Moshannon Valley is a renewal of an existing contract with us. The existing contracted term, the first five-year term doesn’t expire until 2021, and that’s a fixed price contract. So the BOP is paying for the beds that are available regardless of whether or not they’re using the beds.

And similarly, the Great Plains Correctional Facility is under the same type of contract structure with an expiration of the initial five-year term in 2020. So that – just to clarify that, they’re paying fixed price for those contracts and the term is for approximately five years for each of them.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Got it. That’s helpful, one more from me. Have you started formulating a plan for what you guys intend to do with the newly idled facilities? Is there an opportunity to lease them back to the government, sell them, or are you pursuing more of the state route at this point? Thanks.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, at this point, there’s no newly idled facilities. As we indicated, we have the Big Spring Facility which is up for renewal and rebid. And as BOP has indicated, they need approximately 3,600 beds, so we’ll have to wait till that award comes out. And I think as we indicated, we have high ratings from a quality perspective, and so we think that lends well to a renewal of that contract in some form or shape.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

So with Rivers in March 2017, I guess I’m just trying to get a sense for as these contracts come up for renewal, what’s your intention? Do you see an opportunity to sell the asset and perhaps pay on debt? Do you see an opportunity to lease it? I know you have some time, your phasing looks a little bit better, but where are your thoughts right now? Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, my thoughts are the continuation of the contracts. The Rivers Facility is designated for a particular location. It has to be within a 500-mile radius of Washington, DC because half the population are Washington, DC offenders. And we’ve had very high ratings at that facility, and I have no reason to believe at this time that that contract will not be extended. So, I don’t have any plans for selling it or leasing it.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Thank you.

Operator

The next question – [Operator Instructions] And the next question comes from Brendan Baker at Mondrian.

Brendan Gerald Baker

Analyst, Mondrian Investment Partners Ltd.

Good afternoon, gentlemen. I think the previous question sort of alluded to this, and my query is if you have a BOP facility and they do go through with a cancellation, they choose not to renew, would you be open to selling that facility to the Department of Justice if they wanted to do so, and if there is an answer to that, if there are any sort of guide prices for sort of the dollar value per bed that you could talk about?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, we’re not contemplating such a transaction.

Brendan Gerald Baker

Analyst, Mondrian Investment Partners Ltd.

Okay.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Was that an echo?

Brendan Gerald Baker

Analyst, Mondrian Investment Partners Ltd.

Yeah, sorry. Is that better?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

That was me. Sorry. I think you heard me say we’re not contemplating such a transaction at this time.

Brendan Gerald Baker

Analyst, Mondrian Investment Partners Ltd.

Yes.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

The cost of beds ranges from $50,000 a bed to $100,000 a bed, depending where they’re located in the country, whether it’s a rural location or an urban location and depending whether they’re dormitory style or cellular design.

Brendan Gerald Baker

Analyst, Mondrian Investment Partners Ltd.

Right. Okay. Okay, that’s great. Thanks, guys.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you.

Operator

The next question is from Michael Kodesch at Canaccord.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Hey. Thanks for taking my question, guys. I just had a couple of follow-ups on Ryan’s questions earlier. I guess the first one is, what are your – just given your position on what’s going on, what are your thoughts on potential company buyback? What’s your willingness to use cash, I mean, would you be potentially cutting dividend and buyback? Are you buying back here? If so, why? And if not, why not?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think we’ve discussed the matter before and in general, we’ve said that the best use of our funds is for organic growth. And given the projects we’re looking at, that’s where we see the best use of our available funds. So, at this moment, we’re not looking at a buyback. We think that there’s been an overreaction to the news about the BOP contracts and we think in time, this will correct itself and we’ll go on with our organic growth strategy.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

What about you guys personally? I mean, are you, George, buying back any stock? Brian, do you guys think this is an overreaction?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think there’s several people considering that.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Okay.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

(30:39) after press releases.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Fair enough. Fair enough. That’s helpful. And then just kind of a general question. We touched on US Marshals, we touched on ICE. Some of the questions that we’ve been getting here are what does state do, does this bleed into state at all. Ohio, I think there’s an article on them this morning saying that they’re really happy with their private business. Can you guys give a little bit more color on what some of your other state partners might be saying, have you heard anything there?

J. David Donahue

Senior Vice President & President-GEO Corrections and Detention, The GEO Group, Inc.

Michael, this is Dave. I can tell you that we have very close working relationships with all of our clients. And the confidence level that we have with our state partners is extremely high. Our operational performance is also at extremely high levels and, again, have no indication from any of our state partners that the DOJ’s announcement would affect any utilization of our industry in their systems.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Awesome, I really appreciate the color. That’s all from me. Thanks. [Operator Instructions]

Operator

Our next question comes from Tobey Sommer of SunTrust.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thanks for taking my follow-up. In the event that some business was eventually lost, are you able to accompany losses in EBITDA with kind of cuts to G&A? I’m just trying to stress-test and see how to think about a potential loss in EBITDA from a particular facility and how much of that would fall – impact the bottom line. Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think we have some modest opportunities to cut G&A, that we’re not particularly inclined to do at this time. But as I said, as part of my prepared speech, we continue to see segments of our business growing this year. We have two facilities in particular that had unusual startup costs this year and will normalize next year.

And our GEO Care segment continues to grow so – plus we have the very large Australia coming on board next year, which is a partially owned facility. I don’t know that we’re going to be thinking about significant G&A cuts at this time.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Perfect. When does the board typically review the dividend, and can you remind us what the dividend payout was kind of as of the last quarter? Thanks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, the board will typically review the dividend as to whether it justifies an increase at the next November meeting. And what was the second part of your question?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

And our payout ratio right now is about 70% to 72%. I think we’ve articulated that we’ll look at maintaining a payout ratio in the 75% to 80% range, and the last quarterly dividend was $0.65 a share.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Excellent. Thanks. And last question. Relative to the District of Columbia populations, is that something that we should think of as kind of separate and apart from the comments made by the DOJ relative to the BOP or could you put some context around that for us?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, we think it’s unique, but I don’t know for certain whether BOP or DOJ thinks it’s unique. It has a unique population; we have no other facility like that where half the population is Washington D.C. offenders, a facility needed to be built within relatively close proximity to Washington D.C. to hold those offenders and that’s the reason Rivers Facility is there. Pursuant to procurement, that required a facility within a 500-mile radius of Washington D.C.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Perfect. Thank you very much for your help.

Operator

The next question is from Brendan Baker at Mondrian.

Brendan Gerald Baker

Analyst, Mondrian Investment Partners Ltd.

Hi, guys. Thanks for taking the follow-up. I just want to check, earlier on the call, when you talked about maintaining the dividend, were you talking about maintaining the payout ratio or maintaining it at $0.65 a share for the time being.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, as we said, the dividend, the last quarter dividend was $0.65 and the payout ratio that we look to target is approximately 75% of AFFO and our payout ratio as of the last quarter was 72% approximately. So we will evaluate the dividend this quarter. We’re not expecting to lower the dividend and we’ll evaluate whether or not it’s appropriate to increase it consistent with that payout ratio and our expectations for the future.

Brendan Gerald Baker

Analyst, Mondrian Investment Partners Ltd.

If the Department of Justice memo comes into fruition and they do pull all of their – and all their contracts in due course, that would suggest that other things being equal, earnings could go down, therefore, if you maintained the payout ratio, then the dividend in cents per share could go down if you’re maintaining that 75% ratio. Is that – would that be a reasonable assumption?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

(36:39) further growth in any of the areas of the company.

Brendan Gerald Baker

Analyst, Mondrian Investment Partners Ltd.

Yeah.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, I also think that we have the flexibility given our cash flows and the diversification of the company to maintain a slightly higher payout ratio if we need to, but at this time, I don’t know that we necessarily anticipate that that’s going to be the case or necessary.

Brendan Gerald Baker

Analyst, Mondrian Investment Partners Ltd.

Okay. That’s great. Thank you very much.

Operator

This concludes our question-and-answer session. I would now like to turn the conference back to Mr. Zoley for closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Okay. Thank you very much for joining us on this session. I hope we’ve fully responded to your questions. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.